Exhibit 99.1
Blueknight Energy Partners, L.P.
Announces Second Quarter 2014 Results

OKLAHOMA CITY - August 5, 2014 - Blueknight Energy Partners, L.P.  (“BKEP” or the “Partnership”) (NASDAQ: BKEP and BKEPP), a midstream energy company focused on providing integrated services for companies engaged in the production, distribution and marketing of crude oil, asphalt and other petroleum products, today announced adjusted EBITDA of $13.7 million for the second quarter of 2014 as compared to $15.5 million for the same period in 2013, and $26.2 million for the six months ended June 30, 2014 as compared to $30.4 million for the same period in 2013. Adjusted EBITDA, including a reconciliation of such measure to net income, is explained in the section of this release entitled “Non-GAAP Financial Measures.”

The Partnership reported net income of $3.6 million on total revenues from continuing operations of $45.8 million for the three months ended June 30, 2014, compared to net income of $6.2 million on total revenues from continuing operations of $45.7 million for the three months ended June 30, 2013, and net income of $7.5 million on total revenues from continuing operations of $92.2 million for the six months ended June 30, 2014 compared to net income of $12.2 million on total revenues from continuing operations of $90.2 million for the six months ended June 30, 2013.

The Partnership previously announced a second quarter 2014 cash distribution of $0.1325 per common unit, a 1.9% increase over the previous quarter’s distribution and a 10.4% increase over the second quarter of 2013’s distribution, and a $0.17875 distribution per preferred unit payable on August 14, 2014 on all outstanding common and preferred units to unitholders of record as of the close of business on August 4, 2014. Additional information regarding the Partnership’s results of operations will be provided in the Partnership’s Quarterly Report on Form 10-Q for the three months and the six months ended June 30, 2014, to be filed with the Securities and Exchange Commission on August 6, 2014.

Comments from BKEP’s CEO, Mark Hurley

“Our second quarter results are reflective of continuing downward pressure we and others are experiencing on Cushing storage rates. We expect this condition to persist for some time due to market fundamentals. However, in spite of the decrease in revenue at Cushing, I am pleased to report our overall revenue increased slightly, indicative of growth in our pipeline business.  As we have underscored in previous communications, we expect our crude pipeline business to be the major driver of our future growth.   To that end, during the second quarter, we achieved record pipeline volumes, inclusive of volumes from the Pecos River Pipeline, and June was the all-time record volume for a single month.  Utilization of the Oklahoma mainline system has increased and volumes are ramping up on the West Texas Pecos River pipeline system.  We began realizing equity gains relative to our 30% investment in the system during the second quarter and Phase II of the Pecos River pipeline is expected to be online during the third quarter.  Trucking volumes remain consistent; however margins have been adversely impacted by revenue mix and length of hauls during the quarter. We have strong growth prospects for the trucking business in the second half of the year.”

“Growth project activity continues to be robust as we concentrate on pipeline and gathering system development in Oklahoma and Texas. In fact, we are pleased to announce that we are moving forward with plans to build a 160-mile pipeline linking the emerging Texas Eaglebine/Woodbine crude oil resource play to the Houston ship channel. The pipeline is expected to cost approximately $300 million, subject to final pipeline design, and will be backed by long-term shipper commitments. We will be discussing this and other growth projects in further detail on tomorrow’s conference call.”

Results of Operations

The following table summarizes the financial results for the three months and six months ended June 30, 2013 and 2014 (in thousands except per unit data):
BLUEKNIGHT ENERGY PARTNERS, L.P. CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except per unit data)

	Three Months ended June 30,		Six Months ended June 30,
	2013	2014	2013	2014
	(unaudited)
Service revenue:
Third party revenue	$34,174	$35,197	$66,231	$69,433
Related party revenue	11,504	10,600	23,983	22,806
Total revenue	45,678	45,797	90,214	92,239
Expenses:
Operating	31,823	34,475	63,309	69,976
General and administrative	4,490	4,371	9,157	8,857
Total expenses	36,313	38,846	72,466	78,833
Gain on sale of assets	339	575	123	972
Operating income	9,704	7,526	17,871	14,378
Other income (expense):
Equity earnings (loss) in unconsolidated affiliate	(118)	258	(173)	54
Interest expense (net of capitalized interest of $456, $80, $698, and $160, respectively)	(4,559)	(4,031)	(7,291)	(6,686)
Income from continuing operations before income taxes	5,027	3,753	10,407	7,746
Provision for income taxes	93	134	166	234
Income from continuing operations	4,934	3,619	10,241	7,512
Discontinued Operations:
Income from discontinued operations	1,231	—	1,947	—
Net income	$6,165	$3,619	$12,188	$7,512

Allocation of net income for calculation of earnings per unit:
General partner interest in net income	$129	$96	$316	$189
Preferred interest in net income	$5,391	$5,391	$10,782	$10,782
Income (loss) available to limited partners	$645	$(1,868)	$1,090	$(3,459)

Basic and diluted net loss from continuing operations per common unit	$(0.02)	$(0.08)	$(0.03)	$(0.15)
Basic and diluted net income from discontinued operations per common unit	$0.05	$—	$0.08	$—
Basic and diluted net income (loss) per common unit	$0.03	$(0.08)	$0.05	$(0.15)

Weighted average common units outstanding - basic and diluted	22,681	22,925	22,678	22,910

The table below summarizes our financial results by operating segment margin for the three and six months ended June 30, 2013 and 2014:

	Three Months ended June 30,		Six Months ended June 30,		Favorable/(Unfavorable)
Operating Results					Three Months		Six Months
(in thousands)	2013	2014	2013	2014	$	%	$	%
Operating Margin, excluding depreciation and amortization
Crude oil terminalling and storage operating margin	$6,658	$4,431	$14,147	$10,816	(2,227)	(33)%	(3,331)	(24)%
Crude oil pipeline services operating margin	662	1,648	1,465	2,252	986	149%	787	54%
Crude oil trucking and producer field services operating margin	2,588	1,596	4,695	4,013	(992)	(38)%	(682)	(15)%
Asphalt services operating margin	9,769	10,101	18,156	17,953	332	3%	(203)	(1)%
Total operating margin, excluding depreciation and amortization	$19,677	$17,776	$38,463	$35,034	(1,901)	(10)%	(3,429)	(9)%

Non-GAAP Financial Measures

This press release contains the non-GAAP financial measures of adjusted EBITDA and total operating margin, excluding depreciation and amortization. Adjusted EBITDA is defined as earnings before interest, income taxes, depreciation, amortization, and gain or loss on sale of assets (both from continuing and discontinued operations). The use of adjusted EBITDA and total operating margin, excluding depreciation and amortization, should not be considered as alternatives to GAAP measures such as operating income, net income or cash flows from operating activities. Adjusted EBITDA and total operating margin, excluding depreciation and amortization are presented because the Partnership believes they provide additional information with respect to its business activities and are used as supplemental financial measures by management and external users of the Partnership’s financial statements, such as investors, commercial banks and others, to assess, among other things, the Partnership’s operating performance and return on capital as compared to those of other companies in the midstream energy sector, without regard to financing or capital structure.

The following table presents a reconciliation of adjusted EBITDA to net income for the periods shown (in thousands):

	Three months ended June 30,		Six months ended June 30,
	2013	2014	2013	2014
Net income	$6,165	$3,619	$12,188	$7,512
Interest expense	4,559	4,031	7,291	6,686
Income taxes	93	134	166	234
Depreciation and amortization, including discontinued operations	5,911	6,454	11,734	12,771
Gain on sale of assets	(339)	(575)	(123)	(972)
Gain on sale of assets included in income from discontinued operations	(881)	—	(875)
Adjusted EBITDA	$15,508	$13,663	$30,381	$26,231

The following table presents a reconciliation of total operating margin, excluding depreciation and amortization to operating income for the periods shown (in thousands):

	Three Months ended June 30,		Six Months ended June 30,		Favorable/(Unfavorable)
					Three Months		Six Months
	2013	2014	2013	2014	$	%	$	%
Total operating margin, excluding depreciation and amortization	$19,677	$17,776	$38,463	$35,034	(1,901)	(10)%	(3,429)	(9)%

Depreciation and amortization on continuing operations	(5,822)	(6,454)	(11,558)	(12,771)	(632)	(11)%	(1,213)	(10)%
General and administrative expenses	(4,490)	(4,371)	(9,157)	(8,857)	119	3%	300	3%
Gain on sale of assets	339	575	123	972	236	70%	849	690%

Operating income:	9,704	7,526	17,871	14,378	(2,178)	(22)%	(3,493)	(20)%

Investor Conference Call

The Partnership will discuss second quarter 2014 results during a conference call on Wednesday, August 6, 2014 at 2:00 p.m. CDT (3:00 p.m. EDT). The conference call will be accessible through the Investors Section of the Partnership’s Website at http://investor.bkep.com/presentations or by telephone at 1-877-300-8521. International participants will be able to connect to the conference call by calling 1-412-317-6026.

Participants should dial in five to ten minutes prior to the scheduled start time. An audio replay will be available on the Website for 30 days, and a recording will be available by phone for 14 days. The replay will be available by calling 1-877-870-5176 in the U.S. or 1-858-384-5517 from international locations. The passcode for both call-in numbers is 10050307.

Forward-Looking Statements

This release includes forward-looking statements. Statements included in this release that are not historical facts (including, without limitation, any statements concerning plans and objectives of management for future operations or economic performance or assumptions related thereto) are forward-looking statements. Such forward-looking statements are subject to various risks and uncertainties. These risks and uncertainties include, among other things, uncertainties relating to the Partnership’s debt levels and restrictions in our credit facility, the Partnership’s exposure to the credit risk of its third-party customers, the Partnership’s future cash flows and operations, future market conditions, current and future governmental regulation, future taxation and other factors discussed in the Partnership’s filings with the Securities and Exchange Commission. If any of these risks or uncertainties materializes, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected. The Partnership undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

About Blueknight Energy Partners, L.P.

BKEP owns and operates a diversified portfolio of complementary midstream energy assets consisting of approximately 7.8 million barrels of crude oil storage located in Oklahoma and Texas, approximately 6.6 million barrels of which are located at the Cushing Oklahoma Interchange, approximately 920 miles of crude oil pipeline located primarily in Oklahoma and Texas, approximately 300 crude oil transportation and oilfield services vehicles deployed in Kansas, Colorado, New Mexico, Oklahoma and Texas and approximately 7.0 million barrels of combined asphalt product and residual fuel oil storage located at 42 terminals in 21 states. BKEP provides integrated services for companies engaged in the production, distribution and marketing of crude oil, asphalt and other petroleum products. BKEP is headquartered in Oklahoma City, Oklahoma. For more information, visit the Partnership’s Web site at www.bkep.com.

Contact:

BKEP Investor Relations, (918) 237-4032
investor@bkep.com

or

BKEP Media Contact:
Brent Gooden, (405) 715-3232 or (405) 818-1900